Exhibit 10.2      Description of the Executive Deferred Compensation Plan











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10.2
                      Executive Deferred Compensation Plan

         In July 2002, our board of directors approved and established an executive officer deferred compensation plan. Under this plan, we have entered into nonqualified defined benefit deferred compensation agreements with participating executive officers. Each agreement is substantially the same. The following is a summary of the plan.

         Our board approved a benefit level of 30% of each participant's base salary, which automatically increases each year by 4%. Benefits are paid monthly for fifteen years. Benefits for each participant vest 10% for each year of service (beginning at the date of hire) up to 100% at the conclusion of the tenth year of service. The vested accrual balance draws interest at an annual rate of 7.5%, compounded monthly, from termination until the commencement of payments. The annual benefit is payable in 12 monthly installments following the participant's normal retirement date, as defined in each agreement. Following involuntary termination after a change of control, the participant will be entitled to an annual benefit equal to the normal retirement benefit as if the participant remained in service to the company until the normal retirement age of 65. No further benefits will be paid under the agreement following the death of the participant. We will not pay any benefits to a participant if he or she is terminated for cause, commits suicide, or violates certain non-competition or non-solicitation covenants.







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